PROSPECTUS SUPPLEMENT NO. 4
Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-124515

GENIUS PRODUCTS, INC.

PROSPECTUS SUPPLEMENT NO. 4 DATED MARCH 13, 2008

TO THE PROSPECTUS DATED MAY 16, 2007

This Prospectus Supplement No. 4 supplements our Prospectus dated May 16, 2007 relating to the offer and sale by the selling stockholders identified in the Prospectus of up to 19,780,401 shares of our common stock.

This Prospectus Supplement is being filed to update the original table of Selling Stockholders in the Prospectus with respect to a change in the beneficial ownership that has occurred since the date of the Prospectus.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and Prospectus Supplement Nos. 1, 2, and 3, which are required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS SUPPLEMENT NOS. 1, 2, AND 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 13, 2008

SELLING STOCKHOLDERS

The following information is provided to update and amend the selling stockholder table in the Prospectus, as amended and supplemented, to reflect the transfer by Philip J. Hempleman of a warrant to purchase 54,000 shares of our common stock to Crestview Capital Master, LLC.  The table of selling stockholders is hereby updated through March 13, 2008 and amended to reflect the foregoing as follows:

Name of Selling Stockholder	Number of Shares Being Offered	Shares Beneficially Owned Prior to the Offering (1)		Shares Beneficially Owned After the Offering (1)(2)
		Number	%	Number	%
Philip J. Hempleman	—	600,000(3)	*	600,000	*
Crestview Capital Master, LLC	54,000(4)	1,341,500(5)	1.94	1,287,500	1.86

________________
*	Represents less than 1% of our common stock.
**
The percentages reported in this table are as of March 12, 2008. The total number of shares being offered does not match the number of shares registered in the registration statement to which this prospectus is a part as certain selling stockholders have disposed of their shares since acquiring them.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus Supplement through the exercise of any stock option or other right. Shares of common stock issuable upon exercise of warrants within 60 days of March 12, 2008, are deemed to be beneficially owned by the persons holding the warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 67,759,094 shares of common stock outstanding as of March 12, 2008.  Stockholders holding voting rights equivalent to 70% of the outstanding shares of our common stock have executed written consents in lieu of a special meeting approving a reverse stock split of our common stock in an exchange ratio of (i) one-for-five, (ii) one-for-six, (iii) one-for-seven, or (iv) one-for-eight (the “Reverse Stock Split”), with our Board of Directors retaining the discretion of whether to implement the Reverse Stock Split and which exchange ratio to implement.  Our Board of Directors approved the proposed Reverse Stock Split on September 28, 2007, but our Board has not yet determined whether to implement it or which exchange ratio to implement.

(2)
Assumes that each selling stockholder sells all shares registered under the registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under the registration statement.

(3)	Represents 600,000 shares of our common stock.
(4)
Represents 54,000 shares of our common stock issuable upon exercise of warrants.  Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM, however CCP disclaims any beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of who may be deemed to have voting and dispositive power over the securities beneficially owned by CCM and each of whom disclaim all beneficial ownership over these securities. Mr. Flink is an affiliate of a broker-dealer.  The securities listed herein were acquired to be resold in the ordinary course of business and there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(5)	Includes 1,287,500 shares of our common stock issuable upon exercise of warrants that are not covered by the Prospectus, as amended and supplemented.